Exhibit 99.1

Greetings,

Diego Pellicer Worldwide, Inc. continues to focus on strategic business opportunities to improve DPWW’s profitability, reduce debt and increase direct ownership in cannabis operations.

Most recently, DPWW announced it reduced its institutional convertible debt by more than 80 percent over the past 12 months and reduced its liability exposure in the Elizabeth Street cultivation facility in Denver while maintaining cash flow. Additional details are available in this newsletter and the full 8-K filings are available at https://www.diego-pellicer.com/investor-relations.

The Colorado Licensee Diego dispensary at 2949 West Alameda Ave. in Denver, offering its premium cannabis and world-class customer service, wrapped up the third quarter with an impressive 67 percent increase in September gross receipts over September 2019. The fourth quarter began with October gross receipts up 51 percent over October 2019. The strong performance is a testament to the legendary brand, exceptional service and customer experience that Diego brings to the cannabis marketplace.

In 2019, Colorado Governor Polis signed into law House Bill 19-1090. It is generally referred to as the “Public Company” bill because it allows public companies such as DPWW to own Colorado marijuana licenses for the first time. Since this law was signed, we continue to explore the new options HB 19-1090 presents for DPWW including initiating a possible merger with its Colorado licensee. These initial discussions have begun.

This month, the first Cookies location opened in Denver at 2057 Broadway Ave. As equity owners in this location, DPWW welcomes Cookies and it sought-after, high-quality popular products.

I wish you a happy and healthy start to the holiday season.

Best regards,

Nello Gonfiantini III - CEO

Diego Pellicer Worldwide, Inc.

OTCQB: DPWW

Story #1

Diego Pellicer Worldwide, Inc. Executes Agreements to Sell Cultivation Facility, Maintain Cash Flow During Initial Discussions of Merger with Colorado Licensee

Diego Pellicer Worldwide, Inc. has executed a series of agreements that will cancel the master lease on its Elizabeth Street cannabis cultivation facility in Denver, while maintaining cash flow for DPWW.

A new series of leases and subleases allow DPWW to reduce its liability exposure in the Elizabeth Street cultivation facility while securing deferred rents due and future sublet payments for 4 years and 8 months, valued at $1,482,824. In addition, a $120,000 deposit on the property is being returned to DPWW.

Initial discussions have begun that would combine Diego Pellicer Worldwide Inc. with Diego Colorado Licensee entities Royal Asset Management, LLC (RAM) and Venture Product Consulting, LLC (VPC). The agreements are structured so that rents due and future sublet payments to DPWW are due and settled upon consummation of a merger, or one business day following the termination of merger by the Colorado Licensee or one business day following termination of merger discussions by DPWW beginning 18 months from Oct. 1, 2020.

“We worked collaboratively with the Diego operator at Elizabeth Street to make this a positive transaction as we initiate discussions of a merger,” said Nello Gonfiantini III, chief executive officer, Diego Pellicer Worldwide, Inc.

To view the 8-K and details, visit https://www.diego-pellicer.com/investor-relations/ and click on the Oct. 22, 2020, 8-K filing.

STORY #2

Diego Pellicer Worldwide, Inc. Announces Reduction of Institutional Convertible Debt

Diego Pellicer Worldwide, Inc. reduced its institutional convertible debt by more than 80 percent over the past 12 months. Most recently, DPWW has prepaid an outstanding convertible note held by JSJ Investments.

“We continue to look for ways to effectively use Diego Pellicer Worldwide capital and improve our balance sheet – in this case, prepayment of a convertible note,” said Nello Gonfiantini III, chief executive officer, Diego Pellicer Worldwide, Inc. “As a result of these ongoing efforts, Diego Pellicer Worldwide has less debt on its books and can build upon the company’s business model, while limiting additional DPWW shares from entering the market.”

DPWW paid to JSJ Investments an aggregate $67,749.80, comprised of $42,078.41 of the outstanding principal, $6,736.11 of accrued interest (12%) and a reduced prepayment penalty of $18,935.28. The payment satisfied the convertible note held by JSJ Investments in the original principal amount of $103,000, dated March 23, 2020.

Safe Harbor Statement

Certain statements contained in this newsletter may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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